Exhibit 24.1

POWERS OF ATTORNEY

The undersigned, a director and/or officer of Macy’s Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints each of Elisa D. Garcia and Ann Munson Steines my true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, to do any and all acts and things and execute any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations or requirements of the Securities and Exchange Commission (the “Commission”), in connection with the filing with the Commission of a Registration Statement on Form S-8 relating to the Macy’s, Inc. 1994 Stock Incentive Plan, including without limitation, the power and authority to sign in my name and on my behalf in my capacity as a director and/or officer of the Company, such Form S-8 and all amendments and supplements thereto and any other instruments or documents filed as a part of or in connection therewith, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

Dated: May 18, 2018

/s/ Francis S. Blake Francis S. Blake	/s/ John A. Bryant John A. Bryant	/s/ Deirdre P. Connelly Deirdre P. Connelly

/s/ Jeff Gennette Jeff Gennette	/s/ Leslie D. Hale Leslie D. Hale	/s/ Karen M. Hoguet Karen M. Hoguet

/s/ William H. Lenehan William H. Lenehan	/s/ Sara Levinson Sara Levinson	/s/ Joyce M. Roché Joyce M. Roché

/s/ Paul C. Varga Paul C. Varga	/s/ Marna C. Whittington Marna C. Whittington	/s/ Felicia Williams Felicia Williams